EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

ANNOUNCES PLANS TO EXIT ITS CHILDREN’S BRAND 77KIDS

PITTSBURGH—May 18, 2012 — American Eagle Outfitters, Inc. (NYSE: AEO) today announced plans to exit its children’s business, 77kids, which includes 22 stores and the online business. The company is currently exploring options for the business, which include a full or partial disposition of assets to a third party.

Robert Hanson, chief executive officer of American Eagle Outfitters stated, “Although making this decision is disappointing, it is in the best interest of the company and our shareholders to prioritize and focus our efforts on businesses with the highest return potential. We thank the 77kids team for their hard work, passion and dedication.”

In fiscal 2011, the brand generated an after-tax loss of approximately $24 million on sales of $40 million. The company anticipates charges associated with the disposition of 77kids to be taken primarily in the second and third quarters, which will be disclosed as plans are finalized.

As a reminder, the company will announce first quarter results on Wednesday, May 23 and will include non-GAAP results, adjusted to exclude the operations of 77kids. In conjunction with the earnings release, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters®, Aerie® and 77kids® brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 25 international franchise stores in 10 countries. For more information, please visit www.ae.com.

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding charges related to the closing of 77kids. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the expense of closing 77kids is greater than expected and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters Inc.

Judy Meehan, 412-432-3300